Exhibit 5.1

November 13, 2018

Point NewCo, Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel for Point NewCo, Inc., a Delaware corporation (“NewCo”), in connection with a holding company reorganization (the “Reorganization”) in which NewCo will offer an aggregate of up to 450,000,000 shares of common stock, par value $0.001 per share (the “Common Shares”) and an aggregate of 92,100 shares of Series B Preferred Stock, par value $0.001 (the “Series B Preferred Shares” and together with the Common Shares, the “Shares”) to the current shareholders of CytoDyn Inc., a Delaware corporation (“CytoDyn”), pursuant to the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). In connection with the Reorganization and the other transactions entered into in connection therewith, CytoDyn, NewCo, Point Merger Sub, Inc. a Delaware corporation (“Merger Sub”), ProstaGene, LLC, a Delaware limited liability company (“ProstaGene”) and Dr. Richard G. Pestell, ProstaGene’s founder and majority member (“Dr. Pestell”), entered into a Transaction Agreement dated August 27, 2018 (the “Transaction Agreement”). Pursuant to the Transaction Agreement, CytoDyn will effect the Reorganization by merging Merger Sub into CytoDyn with CytoDyn surviving as a wholly owned subsidiary of NewCo. In the merger, each outstanding share of CytoDyn common stock will be converted into Common Shares, each outstanding share of CytoDyn Series B Preferred Stock will be converted into Series B Preferred Shares, and each warrant, option or other equity award exercisable for shares of CytoDyn common stock will be converted into an equivalent instrument exercisable for Common Shares on equivalent terms.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when issued in accordance with the terms of the Transaction Agreement and the other instruments governing the terms thereof, the Common Shares and the Series B Preferred Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) the resolutions authorizing NewCo to issue, offer and sell the Shares will be in full force and effect at any time when any Shares are issued, offered or sold by NewCo and NewCo will take no action inconsistent with such resolutions, (ii) all conditions to the respective obligations of CytoDyn, Merger Sub, ProstaGene and Dr. Pestell to effect the transactions contemplated by the Transaction Agreement will have been satisfied or waived in accordance with the respective terms thereof, and (iii) the Amended and Restated Certificate of Incorporation of NewCo, in the form to be filed as Exhibit 3.2 to the Registration Statement, will have been filed with the Secretary of the State of Delaware prior to the issuance of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, filed by NewCo to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and to the reference to Lowenstein Sandler under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions set forth in this letter are limited solely to the Delaware General Corporation Law and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP